Exhibit 99.1

Energy Recovery Inc. Names New Chief Accounting Officer

SAN LEANDRO, Calif.--(BUSINESS WIRE)--March 24, 2009--Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for desalination, announces its appointment of Deno G. Bokas as the company’s Chief Accounting Officer. He reports to the company’s Chief Financial Officer.

In this role, he will be responsible for overseeing the Company’s SEC reporting requirements and Sarbanes Oxley compliance in addition to his responsibility for tax strategy and other matters as Vice President of Finance and Chief Accounting Officer. Prior to ERI, he held a number of leadership roles in finance and accounting at bio-technology and transportation companies. Deno earned a Master of Science in Finance from Walsh College and a Bachelor of Business Administration Degree from Eastern Michigan University. He is also a Certified Public Accountant (CPA).

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices which help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of seawater reverse osmosis (SWRO) systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean. For more information on ERI and PX technology, please visit www.energyrecovery.com.

CONTACT:
Energy Recovery Inc.
Audrey Bold, +1-510-483-7370
abold@energyrecovery.com